UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13D

        Under the Securities Exchange Act of 1934

           DATA DOCUMENTS INCORPORATED (DDII)

                    (Name of Issuer)

         Common Stock, par value $.001

            (Title of Class of Securities)

                   CUSIP No. 237669106
                     (CUSIP Number)

                       Thomas F. Steyer
              Farallon Capital Management, L.L.C.
                One Maritime Plaza, Suite 1325
               San Francisco, California  94111
                     (415) 421-2132

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                      November 28, 1997

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule
13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     PN

        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners II, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

    -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners III, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

    -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Tinicum Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     New York

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     PN

       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO.  237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Management, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*


13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IA, 00

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Partners, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     00

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Enrique H. Boilini

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Argentina

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David I. Cohen

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     South Africa

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph F. Downes

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Fleur E. Fairman

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jason M. Fish

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                    SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Andrew B. Fremder

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

    0.0%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                     SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William F. Mellin

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Stephen L. Millham

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                     SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Meridee A. Moore

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 237669106

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Thomas F. Steyer

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     N/A

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     -0-

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     -0-

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     -0-

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.0%

14   Type of Reporting Person*

     IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on November 13, 1997
(collectively, with all amendments thereto, the "Schedule 13D")

Item 5.  Interest in Securities of the Issuer.

     A.     Farallon Capital Partners, L.P.

            (a), (b)     The information set forth in
Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for
FCP is incorporated herein by reference.   The percentage
amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the 9,687,780 Shares outstanding as of October 14, 1997 as reported by the Company in its Proxy Statement and Prospectus filed jointly with Corporate Express, Inc.
on October 27, 1997.

            (c) The trading dates, number of Shares transferred and the price per Share for all transactions in the Shares since the filing of the prior Schedule 13D
are set forth on Schedule A hereto and are
incorporated herein by reference.   All of such transactions
reflect the conversion of each Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc., IDD Acquisition Corp.
and the Company, as amended November 7, 1997.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham and Moore are managing
members of FPLLC.

            (e)     As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

      B.    Farallon Capital Institutional Partners, L.P.

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) The trading dates, number of Shares transferred and the price per Share for all transactions in the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are
incorporated herein by reference.    All of such transactions
reflect the conversion of each Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc., IDD Acquisition Corp.
and the Company, as amended November 7, 1997.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and
Moore are managing members of FPLLC.

            (e)    As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

      C.   Farallon Capital Institutional Partners II,
L.P.
            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP
II is incorporated herein by reference.

            (c) The trading dates, number of Shares transferred and the price per Share for all transactions in the Shares since the filing of the prior Schedule 13D
are set forth on Schedule A hereto and are
incorporated herein by reference.    All of such transactions
reflect the conversion of each Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September
10, 1997, among Corporate Express, Inc., IDD Acquisition
Corp. and the Company, as amended November 7, 1997.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and
Moore are managing members of FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     D.    Farallon Capital Institutional Partners III, L.P.

           (a),(b)     The information set forth in Rows 7,
8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

            (c) The trading dates, number of Shares transferred and the price per Share for all transactionsin the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference.
All of such transactions reflect the conversion of each Share into 1.1 shares of common stock of Corporate
Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate
Express, Inc., IDD Acquisition Corp. and the Company, as amended November 7, 1997.

           (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares.
Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish,
Fremder, Mellin, Millham and Moore are
managing members of FPLLC.

            (e) As of November 28, 1997, the Reporting Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     E.    Tinicum Partners, L.P.

            (a), (b) The information set forth in Rows 7,
8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) The trading dates, number of Shares transferred and the price per Share for all transactions in the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference.
All of such transactions reflect the conversion of each Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc., IDD
Acquisition Corp. and the Company, as amended
November 7, 1997.

            (d)     FPLLC as General Partner has the
power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham and
Moore are managing members of FPLLC.
 PAGE

            (e)    As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

      F.    Farallon Capital Management, L.L.C.

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page herein for FCMLLC is incorporated herein by reference.

            (c) The trading dates, number of Shares transferred and the price per Share for all transactions in the Shares since the filing of the prior Schedule 13D
are set forth on Schedule A hereto and are
incorporated herein by reference.   All of such transactions
reflect the conversion of each Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc.,
IDD Acquisition Corp. and the Company, as amended
November 7, 1997.

            (d)     FCMLLC, as an investment adviser, has
the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Steyer is the senior managing member of FCMLLC, and Boilini, Cohen, Downes, Fish, Fremder, Millham,
Mellin, and Moore are managing members of FCMLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

      G.    Farallon Partners, L.L.C.

            (a), (b)     The information set forth in rows
7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham and Moore are managing members of FPLLC.
PAGE

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     H.     Enrique H. Boilini

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares.
FPLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     I.     David I. Cohen

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts.
Cohen is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     J.     Joseph F. Downes
PAGE

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

      K.     Fleur E. Fairman

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of Shares. Fairman is a managing member of FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     L.     Jason M. Fish

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale
Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.
PAGE

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     M.     Andrew B. Fremder

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

           (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Fremder is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

      N.    William F. Mellin

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Mellin is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     O.     Stephen L. Millham
PAGE

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Millham is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     P.     Meridee A. Moore

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page herein for Moore is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts.
Moore is a managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     Q.     Thomas F. Steyer

            (a), (b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of PAGE the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Steyer is the senior managing member of FCMLLC and FPLLC.

            (e)   As of November 28, 1997, the Reporting
Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares.

     The Shares reported hereby for the Partnerships, and FCMLLC on behalf of the Managed Accounts are owned directly by such entities. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and
Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares.
Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham,
Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.
PAGE

                         SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 30, 1997


                    /s/ Thomas F. Steyer
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as
                    General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL
                    PARTNERS, L.P., FARALLON
                    CAPITAL INSTITUTIONAL PARTNERS
                    II, L.P., FARALLON CAPITAL
                    INSTITUTIONAL PARTNERS III,
                    L.P. and TINICUM PARTNERS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    Thomas F. Steyer,
                    individually and as
                    attorney-in-fact for each
                    of Enrique H. Boilini, David I.
                    Cohen, Joseph F. Downes,
                    Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, William
                    F. Mellin, Stephen L.
                    Millham, and Meridee A. Moore.


          The Powers of Attorney each executed
by  Boilini, Cohen, Downes, Fairman, Fish,
Fremder, Mellin, Millham and Moore authorizing
Steyer to sign and file this Schedule 13D on each person's behalf was filed with Amendment No. 1 to the Schedule 13D filed with the SEC on September 26, 1997 by such Reporting Persons with respect to the Common Stock of Sphere
Drake Holdings Limited are hereby incorporated by reference.

                        SCHEDULE A

           FARALLON CAPITAL PARTNERS, L.P.


TRANSACTION    NO. OF SHARES        PRICE
 DATE                     TRANSFERRED        PER SHARE
                                  (Including commission)

11/28/97         148,100               N/A<1>





<1> All of such transactions reflect the conversion of
each Share into 1.1 shares of common stock of Corporate
Express, Inc. pursuant to the Agreement and Plan of Merger,
 dated  as of September 10, 1997, among Corporate Express,
Inc., IDD Acquisition Corp. and the Company, as amended
November 7, 1997.

PAGE

                        SCHEDULE B

         FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


TRANSACTION    NO. OF SHARES        PRICE
 DATE                     TRANSFERRED        PER SHARE
                                  (Including commission)

11/28/97         128,700               N/A<1>





<1>All of such transactions reflect the conversion of each
Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc.,
 IDD Acquisition Corp. and the Company, as amended
November 7, 1997.

PAGE

                        SCHEDULE C


        FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


TRANSACTION    NO. OF SHARES        PRICE
 DATE                     TRANSFERRED        PER SHARE
                                  (Including commission)

11/28/97         25,700               N/A<1>





<1>All of such transactions reflect the conversion of each
Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc.,
IDD Acquisition Corp. and the Company, as amended
November 7, 1997.

                         SCHEDULE D

    FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


TRANSACTION    NO. OF SHARES        PRICE
 DATE                     TRANSFERRED        PER SHARE
                                  (Including commission)

11/28/97         14,500               N/A<1>





<1>All of such transactions reflect the conversion of each
Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc.,
 IDD Acquisition Corp. and the Company, as amended
November 7, 1997.

PAGE

                   SCHEDULE E

          TINICUM PARTNERS, L.P.


TRANSACTION    NO. OF SHARES        PRICE
 DATE                     TRANSFERRED        PER SHARE
                                  (Including commission)

11/28/97         19,600               N/A<1>





<1>All of such transactions reflect the conversion of each
Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc.,
IDD Acquisition Corp. and the Company, as amended
November 7, 1997.


PAGE

                SCHEDULE F

          FARALLON CAPITAL MANAGEMENT, L.L.C.


TRANSACTION    NO. OF SHARES        PRICE
 DATE                     TRANSFERRED        PER SHARE
                                  (Including commission)

11/28/97         138,300               N/A<1>

11/28/97             6,000              N/A<1>

11/28/97           32,600               N/A<1>

<1>All of such transactions reflect the conversion of each
Share into 1.1 shares of common stock of Corporate Express, Inc. pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Corporate Express, Inc.,
 IDD Acquisition Corp. and the Company, as amended
November 7, 1997.